Exhibit 16.1

April 14, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Minorplanet System USA, Inc.’s Form 8-K/A dated April 14, 2004, and have the following comments:

1.	We agree with the statements made in the second, third, fourth, and fifth paragraphs in Item 4.

2.	We have no basis on which to agree or disagree with the statements made in the first, sixth and seventh paragraphs in Item 4.

Yours truly,

/s/ Deloitte & Touche LLP